FOR MORE INFORMATION:

At Investor Relations International:	At Synutra International, Inc.:
Haris Tajyar	Weiguo Zhang
818-382-9702	301-840-3888
htajyar@irintl.com	wzhang@synutra.com

FOR IMMEDIATE RELEASE
NOVEMBER 10, 2009

SYNUTRA REPORTS FINANCIAL RESULTS FOR SECOND QUARTER ENDED SEPTEMER 30, 2009

Revenues Show Sequential Gain, Losses Narrow and Cash Position Improves as China Infant Formula Maker Continues Recovery from September 2008 Melamine Incident

Qingdao, China and Rockville, Md. – November 10, 2009 -- Synutra International, Inc. (NASDAQ: SYUT), a leading infant formula company in China and a producer, marketer and seller of nutritional products for infants, children and adults, yesterday reported financial results for the fiscal second quarter and six months ended September 30, 2009. Details of the report were presented in Form 10-Q the Company filed with the Securities and Exchange Commission on November 9, 2009.

Revenues Fall 31% Year-Over-Year, Rise 38% from Prior Quarter

Revenues for the fiscal second quarter ended September 30, 2009 totaled $65.3 million, down 31.1% from $94.8 million in the second quarter a year earlier. The year-over-year drop reflects reduced infant formula sales primarily in the Company’s U-Smart product series after the Chinese government found eight lots of Synutra’s U-Smart series of formula products along with certain products of 21 other manufacturers had been contaminated with melamine in September 2008. The reduction in revenues was partially offset by an increase in sales of surplus milk powder to industrial customers.

On a sequential basis, revenues in the second quarter were up 38.0% from $47.4 million in the first quarter ended June 30, 2009. The increase was primarily due to the sale of surplus milk powder of about $18 million to industrial customers from our inventory, while our powdered formula product sales was $42.0 million as the company paced its shipments to distributors in order to help them reduce their inventory glut built up in the aftermath of the melamine incident. According to data released by China’s Ministry of Commerce’s Commercial Information Center (CIC), Synutra’s market share stabilized at approximately 7.2% for the quarter ended September 30, 2009, representing a significant increase from the 3.4% reported in October 2008, the month immediately following the melamine contamination incident.

Gross Margins Improve in Key Segment

Gross profit across all Synutra operating segments in the second quarter ended September 30, 2009 totaled $12.3 million, or 18.8% of revenues, up from a gross loss of $26.7 million a year earlier. The improvement reflects recovery from the melamine incident, which resulted in substantial product recall costs in the prior year quarter. In the company’s powdered formula segment, gross margin was 50.6% for the quarter ended September 30, 2009, compared to a negative margin of -32.5% a year earlier. The powdered milk segment is the company’s largest by sales, accounting for 64.3% of revenue in the latest quarter.

Sequentially, the gross margin of the powdered formula segment in the 2009 second quarter was up from 47.6% in the prior quarter, ended June 30, 2009. The Company pointed to the improvement as one sign that its premium line of Super series infant formula products, which accounted for about 53.1% of segment shipment, or 70% of sales, for the quarter ended September 30, 2009, have led the segment in market recovery and helped to stabilize the Company’s market position.

The 18.8% gross margin across all segments was down sequentially from 41.3% in the first quarter ended June 30, 2009. The drop reflected a gross loss of $8.8 million in the Company’s non-core business which primarily sold surplus milk powder to industrial customers. The loss was incurred during the reporting quarter ended September 30, 2009 when the Company sold below cost domestically produced milk powder in inventory in order to improve its working capital situation.

Expenses Fall, Losses Narrow from Last Year

Net operating expenses included an impairment loss of 5.9 million resulting from a contemplated assets disposal transaction (see below) and all other operating expenses totaling $22.6 million in the quarter ended September 30, 2009. The total operating expenses were down 19.2% from $35.4 million a year earlier. Selling and distribution expenses fell by 3.0% to $10.3 million from $10.7 million, reflecting a decrease in freight charges partially offset by an increase in compensation expenses for Synutra’s sales force. Advertising and promotion expenses fell by 59.7% to $7.5 million from $18.6 million. The sharp drop was due mainly to the shifting of resources from aggressive advertising to promotional activities by field promoters in communities and nutrition education professionals at the medical facilities.

General and administrative expenses also fell substantially year over year, by 27.7% to $4.9 million from $6.8 million. The drop was due primarily to a decrease of $1.7 million in legal and professional fees incurred for a terminated following-on offering in the quarter ended September 30, 2008. Operating expenses in the quarter ended September 30, 2009 were offset by $107,000 in other operating income, compared to offsetting income of $733,000 a year earlier.

In the quarter ended September 30, 2009, the company took an impairment loss of $5.9 million resulting from the contemplated sale of three dairy farms and two milk processing factories to Heilongjiang Wondersun Dairy Co. for $28.9 million after entering into an agreement with the purchaser on September 9, 2009.

Synutra’s operating loss in the quarter ended September 30, 2009 (including the impairment loss from the Heilongjiang Wonderson transaction) was $16.3 million, down from an operating loss of $62.1 million in the year-earlier quarter. Sequentially, the operating loss in the latest quarter widened from a loss of $10.6 million in the quarter ended June 30, 2009. Apart from the impairment loss from the Heilongjiang Wondersun transaction, comparable operating loss in the quarter ended September 30, 2009 was slightly improved, at $10.4 million from the prior quarter.

Net loss attributable to common shareholders for the quarter ended September 30, 2009 was $14.0 million, or $0.26 per fully diluted share, compared to a year-earlier net loss of $49.7 million, or $0.92 per fully diluted share. On a sequential basis, net loss attributable to common shareholders in the latest quarter widened from $10.0 million, or $0.18 per fully diluted share, in the quarter ended June 30, 2009.

Cash Position Improves, Working Capital Deficit Reduced

On the balance sheet, Synutra reported cash and cash equivalents of $57.8 million on September 30, 2009, up from $37.7 million on March 31, 2009 (the end of the prior fiscal year) and $29.6 million on June 30, 2009 (the end of the prior quarter). The company remains in a working capital deficit, though that deficit had narrowed to approximately $62.4 million on September 30, 2009, compared to $80.43 million on March 31, 2009 and $83.74 million on June 30, 2009.

In its ongoing effort to regain the liquidity and positive operating cash flows lost in the Melamine-related recalls, the company has been in discussions with local banks to obtain short term financing to support its operational needs and has been able to renew all of its existing loans with domestic PRC banks. As of September 30, 2009, it had short-term borrowings from local banks of $271.5 million with a weighted average interest rate of 3.42%. The loans were secured by the pledge of certain fixed assets held by the Company’s subsidiaries, pledge of land use right in Qingdao, China and pledge of cash deposits which was recorded as restricted cash. The maturity dates of the short-term loans from local banks outstanding at September 30, 2009 ranged from October 2009 to September 2010. As of the date of this press release, all outstanding short-term loans from local banks that have become due have been repaid.

As of September 30, 2009, Synutra had unsecured long-term borrowing from local banks of $16.1 million, maturing from March 2011 to June 2012 with a weighted average interest rate of 5.4%. In addition to the loans from local banks, it also had short-term loans from related parties amounting to $10.7 million with a weighted average interest rate of 4.7%. The maturity dates of the short-term loans outstanding from related parties at September 30, 2009 were from October 2009 to January 2010, and were extendable under same terms upon maturity. As of September 30, 2009, the company was not able to meet the financial covenants of its loan with ABN AMRO and it reclassified the outstanding balance of $34.7 million under the loan to current liabilities, since it considered this debt callable by the bank. At the date of this press release, a waiver sought from the bank had not been granted.

CEO: Report Marks Slow but Genuine Progress

Liang Zhang, Chairman and CEO of Synutra, commented, “The results from the latest quarter show the lingering and very serious effects of last year’s melamine incident and product recall, but they also reflect genuine progress on important fronts. For instance, we are heartened to see the sequential rise in revenues from the quarter ended June 30, led by our Super product series restoring to the pre-recall level. We believe our continued effort to reduce the inventory glut with the distributors is producing results. The improving gross margins in our primary operating sector, powdered milk formula, are also reason for encouragement, as is our substantially improved cash position and the reduction in our working capital deficit – though much work remains to be done in the latter area.”

Six-Month Results Reflect Pre- and Post-Recall Trends

For the six months ended September 30, 2009, Synutra reported revenues of $112.7 million, down 49.3% from $222.2 million in the comparable period of 2008. The first fiscal six months of include the last full quarter (ended June 30, 2008) not affected by the melamine incident and recall, as well as the quarter in which the company took the bulk of its recall losses.

Gross profit for the six months ended September 30, 2009 was $31.9 million, or 28.3% of revenues, compared to $40.2 million, or 18.1% of revenues, in the comparable period of 2008. The higher gross margin in the most recent six months reflected improved margins in the company’s powdered formula segment, whereas the lower gross margins a year earlier were due in part to recall-related gross losses in the quarter ended September 30, 2008.

Loss from operations in the six months ended September 30, 2009 totaled $26.9 million, compared to $42.6 million a year earlier. The narrowing of losses was due to year-over-year reductions in operating expenses, especially in advertising and promotion, partially offset by a $5.9 million impairment loss recorded on the contemplated sale of Synutra assets to Heilongjiang Wondersun in September 2009 (see above).

Net loss attributable to common shareholders for the six months ended September 30, 2009 was $24.0 million, or $0.44 per fully diluted share, compared to $34.0 million, or $0.63 per fully diluted share, in the six months ended September 30, 2008.

The Company will conduct a conference call today at 11:00 a.m. Eastern Time to review the results and for a Q&A session. The call will be hosted by Mr. Lawrence Lee, Chief Financial Officer of Synutra International, Inc.

Synutra’s Forms 10-Q for the latest and prior quarters are available online at http://www.synutra.com.

About Synutra International

Synutra International Inc. is a leading infant formula company in China. It principally produces, markets and sells its products under the "Shengyuan," or "Synutra," name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive, nationwide sales and distribution network covering 29 provinces and provincial-level municipalities in China. As of September 30, 2009, this network comprised over 490 distributors and over 1,000 sub-distributors who sell Synutra products in over 75,000 retail outlets.

Forward-looking Statements: This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward- looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations; the expected growth of the nutritional products and infant formula markets in China; market acceptance of our products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in the "Item 1. Business," "Item 1A. Risk Factors," "Item 7.

Management's Discussion and Analysis of Financial Condition and Results of Operations," and other sections in Synutra's Form 10-K filed with the Securities and Exchange Commission on June 15, 2009. The forward-looking statements are made as of the date of this press release. Synutra International Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

[FINANCIAL TABLES FOLLOW]

SYNUTRA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands except earnings per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net sales	$65,330	$94,791	$112,680	$222,171
Cost of sales	53,051	121,514	80, 829	181,999

Gross profit (loss)	12,279	(26,723)	31,851	40,172

Selling and distribution expense	10,334	10,658	20,811	22,081
Advertising and promotion expenses	7,507	18,637	22,652	50,733
General and administrative expenses	4,909	6,790	9,550	10,720
Impairment loss	5,921	—	5,921	—
Other operating income, net	107	733	224	733

Loss from operations	(16,285)	(62,075)	(26,859)	(42,629)

Interest expense	2,788	545	5,166	1,066
Interest income	370	186	888	384
Other income (expense), net	(267)	80	(1,051)	(354)

Loss before income tax benefit	(18,970)	(62,354)	(32,188)	(43,665)
Income tax benefit	(4,912)	(12,675)	(8,135)	(9,631)

Net loss	(14,058)	(49,679)	(24,053)	(34,034)

Net income (loss) attributable to the
noncontrolling interest	(39)	1	(88)	2

Net loss attributable to Synutra
International, Inc. common
shareholders	$(14,019)	$(49,680)	$(23,965)	$(34,036)

Loss per share - basic and diluted	$(0.26)	$(0.92)	$(0.44)	$(0.63)

Weighted average common share
outstanding - basic and diluted	54,001	54,001	54,001	54,001

SYNUTRA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share par value)
(unaudited)

	September 30,	March 31,
	2009	2009
ASSETS
Current Assets:
Cash and cash equivalents	$57,873	$37,736
Restricted cash	116,069	84,338
Accounts receivable, net of allowance of $904 and $1,452, respectively	33,108	23,826
Inventories	114,721	114,724
Due from related parties	1,894	2,463
Deferred tax assets	16,292	16,276
Income tax receivable	10,040	1,476
Prepaid expenses and other current assets	9,267	13,436
Assets held for sale	30,184	—

Total current assets	389,448	294,275

Property, plant and equipment, net	111,043	144,481
Land use rights, net	6,064	6,374
Intangible assets, net	3,433	3,136
Goodwill	1,436	1,435
Deferred tax assets	18,470	18,464
Other assets	3,536	4,406

TOTAL ASSETS	$533,430	$472,571

LIABILITIES AND EQUITY
Current Liabilities:
Short-term loans	$316,817	$224,647
Accounts payable	83,595	112,968
Due to related parties	2,678	5,172
Advances from customers	14,958	5,448
Product recall provision	2,850	4,547
Other current liabilities	30,949	21,925

Total current liabilities	451,847	374,707

SYNUTRA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)
(in thousands, except share par value)
(unaudited)

	September 30,	March 31,
	2009	2009
Long-term debt	$16,108	$8,777
Deferred revenue	4,686	4,681
Capital lease obligations	5,422	5,254
Other long-term liabilities	1,757	1,756

TOTAL LIABILITIES	479,820	395,175

Equity:
Synutra International, Inc., shareholders' equity
Common stock, $.0001 par value: 250,000 authorized; 54,001 and 54,001 issued and outstanding at June 30, 2009 and March 31, 2009, respectively	5	5
Additional paid-in capital	76,607	76,607
Accumulated deficit	(47,639)	(23,674)
Accumulated other comprehensive income	24,035	23,921

Total Synutra common shareholders’ equity	53,008	76,859
Noncontrolling interest	602	537

Total equity	53,610	77,396

TOTAL LIABILITIES AND EQUITY	$533,430	$472,571

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